Exhibit 99.1

NEWS RELEASE

For Immediate Release

Contact: Glen Akselrod, Bristol Capital

(905) 326-1888, Ext. 1

glen@bristolir.com

Aqua Metals Announces 2020 Results

Recent Highlights:

●	Completed V1.25L Aqualyzer program; achieved a 100% improvement in lead production throughput, in addition to improved equipment and operating costs

●	Continued progress with potential licensing partners; ongoing discussions with several parties on three continents, inclusive of Clarios

●	Submitted provisional patent to protect process enabling ultra-pure AquaRefined material to be utilized directly in the production of oxide for new batteries

●	Established partnership with BASF, including a commitment to supply AquaRefining electrolyte to licensees and commercial cooperation to offer Aqua Metals services

●	Secured investment in LINICO Corporation (“LiNiCo”), a cleantech lithium-ion battery recycling innovator

●	Established plans to form an eco-network with other innovative companies to advance recycling technologies for lithium-ion batteries

●	Submitted provisional patent to protect the process for the application of AquaRefining technology to plate metals used in lithium-ion batteries

●	Retired $9.0 million debt obligation through utilization of insurance escrow and CD collateral funds, resulting in Aqua Metals being debt free

●

Raised approximately $10.7 million ($3.7 million in 2020, remainder in 2021) through opportunistic share sales utilizing the At The Market Issuance Sales Agreements (“ATM”); established second ATM for up to $30.0 million for strategic optionality

●	Finalized triple-net lease-to-buy agreement for non-core plant facility with a strategic lessee; includes non-refundable purchase deposits totaling $3.25 million, to be paid during the lease term

●

Received additional insurance payment of $0.1 million on February 10, bringing the total collected to $23.5 million; anticipate additional proceeds for the replacement value of damaged assets, not including potential business interruption recovery proceeds

MCCARRAN, Nev., February 25, 2021 (GLOBE NEWSWIRE) -- Aqua Metals, Inc. (NASDAQ: AQMS) ("Aqua Metals" or the "Company"), which is reinventing metals recycling with its AquaRefining™ technology, today announced results for the year ended December 31, 2020.

Steve Cotton, President and Chief Executive Officer, commented, “Aqua Metals ended 2020 with tremendous momentum that has continued into 2021. After a difficult end to 2019, our team rose to the challenge, showing tremendous resiliency and demonstrated the ability to deliver on our stated objectives. We have achieved numerous milestones that strengthen the organization and validate our value proposition to future technology license and equipment supply partners. Specifically, through the V1.25L program, we have dramatically improved AquaRefining with a 100% increase in production over previously achieved volumes, in addition to other enhancements including the Pure Metrics™ integrated, real-time software portal.

“Our recent decision to enter into a lease-to-buy agreement with LiNiCo, a company focused on lithium-ion battery recycling, resulted in a shift from a planned plant sale to a strategic lease. As we announced on February 16, the arrangement created many advantages for Aqua Metals. To offset our decision to defer immediate cashflow from an outright plant sale in favor of this strategic relationship, we decided to utilize our existing ATM to further strengthen our balance sheet and reduce potential risk to cashflow and the Company. As a result, we have further strengthened our financial position. With no debt and a combination of insurance proceeds, ATM share sales, future purchase deposits for the facility, proceeds from the expected sale of equipment and the non-core McCarran, Nevada facility, as well as a decreased cash burn due to the triple-net plant lease beginning in April, we are confident our balance sheet is in good shape and provides us with the flexibility we need. Any future ATM share sales will be strategic and opportunistic to grow our business and build long term shareholder value. I would like to thank the Aqua Metals team for their dedication, resulting in a very successful 2020. I am more confident than ever as I envision the future of this Company and the accomplishments we are on the cusp of achieving.”

2020 Financial Results

Following the fire event during November of 2019, Aqua Metals has been focused on its capital light technology licensing and equipment supply strategy. The Company was not in commercial production during 2020 and, as a result, generated minimal revenue during the year. The revenue recognized during the year ended December 31, 2020, resulted from the sale of lead compounds in inventory that were generated in 2019. The Company recognized revenue of $4.9 million during the year ended December 31, 2019. Product sales during 2019 consisted of high-purity lead from the AquaRefining process, lead bullion, lead compounds, and plastics.

Cost of product sales decreased by approximately 78% during the year to $5.5 million compared to $24.8 million in 2019. Cost of product sales decreased significantly in 2020 due to the suspension of commercial production at the AquaRefinery.

General and administrative expenses for 2020 were $9.0 million, compared to $19.3 million in 2019, a decrease of approximately 53%. The most significant driver of this decrease was the suspension of activities under the Operations, Maintenance and Management Agreement with Veolia. For the year ended December 31, 2019, the Company recognized $9.0 million in non-cash expense related to the Veolia agreement. By comparison, the Company recognized $0.6 million in non-cash expense related to the Veolia agreement in 2020. The Company also reduced payroll and made improvements in nearly all other expense categories.

For the year ended December 31, 2020, the Company had an operating loss of $15.4 million, compared to an operating loss of $40.8 million for the year ended December 31, 2019. The net loss for 2020 was $25.8 million, or $0.42 per basic and diluted share, compared to a net loss of $44.8 million, or $0.86 per basic and diluted share, for the year ended December 31, 2019.

In conjunction with year-end 2020 accounting, the Company conducted a review of its fixed assets. The fixed asset review concluded that the remaining useful lives of certain equipment had decreased because of the anticipated plant sale and the Company’s focus on a capital light business strategy. As a result of this determination, Aqua Metals recognized an impairment expense of $11.7 million during the fourth quarter of 2020. There were no impairment expenses recognized during the year ended December 31, 2019. However, the net loss for the year ended December 31, 2019, included $9.0 million of non-cash expense related to the Veolia agreement. Aqua Metals also recognized $0.6 million in non-cash expense related to the Veolia agreement during 2020. Excluding the impact of the impairment expense in 2020 and the Veolia expense recognized in 2019 and 2020, the Company’s adjusted net loss(1) for December 31, 2020 was $13.4 million or $0.22 per basic and diluted share and $35.8 million or $0.69 per basic and diluted share for the year ended December 31, 2019.

Aqua Metals received insurance proceeds of $20.9 million during 2020. Subsequent to the end of 2020, the Company received an insurance payment of $0.1 million, bringing the total collected to $23.5 million. The insurance proceeds receivable balance has been reduced to zero as insurance payments have exceeded the total established insurance proceeds receivable amount. The $19.9 million of insurance proceeds receivable recorded during the fourth quarter of 2019 was limited by GAAP accounting standards to the net book value of assets written off as a result of the fire. Any amounts received in excess of that total are reported as other income. It is anticipated that additional insurance collections will be received, reflecting actual asset replacement cost and business interruption coverage.

During the fourth quarter of 2020, Aqua Metals retired its loan with Vertex Bank, leaving the Company essentially debt free. Aqua Metals utilized insurance proceeds, including $7.9 million in escrow and a $1.0 million certificate of deposit, both held by Veritex Bank, for the retirement of the debt. The escrow balance and the certificate of deposit were previously reflected in Other assets on the Company’s Consolidated Balance Sheets.

Aqua Metals has historically maintained an asset retirement obligation liability based on the estimated future costs to close and restore the Company’s AquaRefinery to pre-use condition. In addition, the Company has maintained a trust account containing the required funds for this purpose. Due to the change in the primary use of Aqua Metals’ McCarran, Nevada facility, the state’s governing body terminated the Written Determination which contained the requirement for the asset retirement obligation and the corresponding trust account. As a result of this determination, the trust account was closed, and the asset retirement obligation of approximately $0.8 million was written off.

As of December 31, 2020, the Company had $6.5 million in cash and cash equivalents.

(1)This is a non-GAAP measure; refer to the non-GAAP adjusted net loss reconciliation for additional detail.

Conference Call and Webcast

The Company will conduct a conference call to discuss these results today at 4:30 p.m. Eastern Standard Time. The call may be accessed by dialing: 1-833-579-0902 (toll free) or 1-778-560-2608 for international callers and referencing conference ID: 1943465. A simultaneous webcast of the conference call will be available at: https://onlinexperiences.com/Launch/QReg/ShowUUID=8D7D7D42-9764-4BF1-813B-E7CC4296EB9F. In addition, the live webcast or a replay of the conference call will be available via the Company website at: https://ir.aquametals.com/ir-calendar. A telephone replay of the conference call will be available until March 25, 2021 by dialing 1-800-585-8367 (toll free) or 1-416-621-4642 and using pin number conference ID: 1943465.

About Aqua Metals

Aqua Metals, Inc. (NASDAQ: AQMS) is reinventing metals recycling with its patented hydrometallurgical AquaRefining™ technology. Unlike smelting, AquaRefining is a room temperature, water-based process that emits less pollution. The modular Aqualyzers™ cleanly generate ultra-pure metal one atom at a time, closing the sustainability loop for the rapidly growing energy storage economy. The Company’s offerings include equipment supply, services, and licensing of the AquaRefining technology to recyclers across the globe. Aqua Metals is based in McCarran, Nevada. To learn more, please visit: www.aquametals.com.

Aqua Metals Social Media

Aqua Metals has used, and intends to continue using, its investor relations website (https://ir.aquametals.com), in addition to its Twitter, LinkedIn and YouTube accounts at https://twitter.com/AquaMetalsInc (@AquaMetalsInc), https://www.linkedin.com/company/aqua-metals-limited and https://www.youtube.com/channel/UCvxKNWcB69K0t7e337uQ8nQ respectively, as means of disclosing material non-public information and for complying with its disclosure obligations under Regulation FD.

Safe Harbor

This press release contains forward-looking statements concerning Aqua Metals, Inc. Forward-looking statements include, but are not limited to, our plans, objectives, expectations and intentions and other statements that contain words such as "expects," "contemplates," "anticipates," "plans," "intends," "believes", "estimates", "potential" and variations of such words or similar expressions that convey uncertainty of future events or outcomes, or that do not relate to historical matters. The forward-looking statements in this press release include our expectations for the sale of the McCarran facility, the benefits of our new methodology for producing battery manufacturing ready active material and the future of lead acid battery recycling via traditional smelters. Those forward-looking statements involve known and unknown risks, uncertainties and other factors that could cause actual results to differ materially. Among those factors are: (1) the risk that we may not complete the sale of our recycling facility to LiNiCo; (2) the risk that we may not realize the expected benefits of our investment in LiNiCo; (3) the risk that we may not be able to conclude an eco-network with Green Li-ion, LiNiCo and Comstock Mining or, if we do, that we may not realize the expected benefits of the eco-network; (4) the risk that we may not complete the development of our new methodology for producing battery manufacturing ready active material; (5) the risk that we may not realize the expected benefits from the new methodology; (6) the risk that we may not be able to satisfactorily demonstrate to potential licensees the technical and commercial viability of our V1.25 electrolyzer and AquaRefining process; (7) the risk that licensees may refuse or be slow to adopt our AquaRefining process as an alternative to smelting in spite of the perceived benefits of AquaRefining; (8) the risk that we may not realize the expected economic benefits from any licenses we may enter into; (9) the risk that we may not be able to access additional capital as and when needed; 10) the fact that we have not generated any significant revenue to date, thus subjecting us to all of the risks inherent in an early-stage company; (11) the risk that our patents and any other patents that may be issued may be challenged, invalidated, or circumvented; (12) changes in the federal, state and foreign laws regulating the recycling of lead acid batteries; (13) our ability to protect our proprietary technology, trade secrets and know-how and (14) those other risks disclosed in the section "Risk Factors" included in our Annual Report on Form 10-K filed on February 25, 2021 and subsequent SEC filings. Aqua Metals cautions readers not to place undue reliance on any forward-looking statements. The Company does not undertake, and specifically disclaims any obligation, to update or revise such statements to reflect new circumstances or unanticipated events as they occur, except as required by law.

Non-GAAP Adjusted net loss

The Company believes the use of adjusted net loss allows management, investors, and analysts to understand its net loss related to its primary business. For the year ended December 31, 2020, effects of the fixed asset impairment expense and the Veolia non-cash share payments have been excluded from net loss. For the year ended December 31, 2019, effects of the Veolia non-cash share payments have been excluded from net loss. Net loss is reconciled to adjusted net loss in the table below (in thousands, except per share amounts):

AQUA METALS, INC.

Reconciliation to Non-GAAP Net Loss

(Unaudited)

	Year ended
	December 31, 2020	December 31, 2019
Net loss	$(25,762)	$(44,795)
Fixed asset impairment	$11,741	$—
Veolia non-cash share payments	$591	$8,966
Adjusted net loss	$(13,430)	$(35,829)

Net loss per share, basic and diluted	$(0.42)	$(0.86)
Fixed asset impairment	$0.19	$—
Veolia non-cash share payments	$0.01	$0.17
Adjusted net loss per share, basic and diluted	$(0.22)	$(0.69)

Note About Non-GAAP Financial Measures

In addition to the unaudited results presented in accordance with generally accepted accounting principles, or GAAP, in this press release, Aqua Metals presents adjusted net loss and adjusted net loss per share, which are non-GAAP financial measures. Adjusted net loss and adjusted net loss per share are determined by taking net loss and eliminating the impacts of our issuance of shares of our common stock to Veolia in consideration of services provided to us by Veolia and the elimination of the fixed asset impairment expense recognized. Our definitions of adjusted net loss and adjusted net loss per share may not be comparable to the definitions of similarly titled measures used by other companies. We believe that these non-GAAP financial measures, viewed in addition to and not in lieu of our reported GAAP results, provides useful information to investors by providing a more focused measure of operating results. These metrics are used as part of our internal reporting to evaluate our operations and the performance of senior management. A table reconciling this measure to the comparable GAAP measure is available in the accompanying financial tables above.

AQUA METALS, INC.

Condensed Consolidated Balance Sheets

(in thousands, except share and per share amounts)

	December 31,	December 31,
	2020	2019
ASSETS
Current assets
Cash and cash equivalents	$6,533	$7,575
Accounts receivable	32	244
Insurance proceeds receivable	—	17,446
Inventory	1,091	1,257
Prepaid expenses and other current assets	702	981
Total current assets	8,358	27,503

Non-current assets
Property and equipment, net	24,883	37,643
Intellectual property, net	819	999
Other assets	1,078	3,309
Total non-current assets	26,780	41,951

Total assets	$35,138	$69,454

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities
Accounts payable	$1,552	$4,829
Accrued expenses	1,253	4,133
Lease liability, current portion	620	552
Notes payable, current portion	29	296
Total current liabilities	3,454	9,810

Lease liability, non-current portion	242	861
Asset retirement obligation	—	790
Notes payable, non-current portion	303	8,404
Total liabilities	3,999	19,865

Commitments and contingencies

Stockholders’ equity
Common stock; $0.001 par value; 100,000,000 shares authorized; 64,461,065 and 57,997,780 shares issued and outstanding as of December 31, 2020 and December 31, 2019, respectively	64	58
Additional paid-in capital	196,728	189,422
Accumulated deficit	(165,653)	(139,891)
Total stockholders’ equity	31,139	49,589

Total liabilities and stockholders’ equity	$35,138	$69,454

AQUA METALS, INC.

Condensed Consolidated Statements of Operations

(in thousands, except share and per share amounts)

	Year ended December 31,
	2020	2019
Product sales	$108	$4,874

Operating cost and expense
Cost of product sales	5,476	24,799
Research and development cost	1,027	1,555
General and administrative expense	8,998	19,314
Total operating expense	15,501	45,668

Loss from operations	(15,393)	(40,794)

Other income and expense
Insurance proceeds net of related expenses	2,946	(792)
Impairment expense	(11,741)	—
Interest expense	(1,620)	(3,477)
Interest and other income	48	270

Total other expense, net	(10,367)	(3,999)

Loss before income tax expense	(25,760)	(44,793)

Income tax expense	(2)	(2)

Net loss	$(25,762)	$(44,795)

Weighted average shares outstanding, basic and diluted	60,861,450	52,263,885

Basic and diluted net loss per share	$(0.42)	$(0.86)

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